EXHIBIT 10.1

SHARE PURCHASE AGREEMENT

Dated as of August 12, 2008
by and among

ADIL SHAFI,
SHAFI, INC.,
SHAFI INNOVATION, INC.
and
BRAINTECH, INC.

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3.22	Insurance Contracts	20

3.23	Banking Relationships	20

3.25	Absence of Certain Relationships	20

3.26	Certain Documents and Information	21

3.27	Disclosure	21

3.28	Seller Representation	21

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		22

4.1	Corporate Status of Buyer	22

4.2	Authority for Agreement	22

4.3	Acquisition of Shares for Investment	22

4.4	No Broker's or Finder's Fees	23

4.5	Buyer SEC Reports	23

4.6	Capacity to Perform	23

ARTICLE 5 INDEMNIFICATION		23

5.2	Indemnification of Seller Indemnified Parties	24

5.3	Claims for Indemnification	24

5.4	Defense by Indemnifying Party	24

5.5	Claims Period	25

5.6	Subrogation	25

5.7	Exclusive Remedies	26

5.8	Calculation of Losses	26

5.9	Treatment of Indemnity Payments Between the Parties	26

5.10	Indemnity Threshold	26

5.11	Indemnity Ceiling	26

5.12	Right to Offset	26

ARTICLE 6 COVENANTS		27

6.1	Release	27

6.2	Tax Matters	27

6.3	Company Indebtedness	29
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6.4	Automotive Market	29

6.5	Certain Business Planning	29

6.6	Right of First Refusal to Purchase the SI IP	29

6.7	Certain Hires	30

6.8	Assignment of Siemens Contract	30

6.9	No Uncashed Checks	30

6.10	Capital Contributions to SI	30

6.11	Appointment to Buyer's Board of Directors	30

6.12	Required Registration	30

6.13	Escrow Agreement	31

6.14	Excess Debt	31

ARTICLE 7 CONDITIONS PRECEDENT		32

7.1	Conditions Precedent to the Obligations of Each Party	32

7.2	Conditions Precedent to Buyer's Obligation to Consummate the Closing	32

7.3	Conditions to Obligations of each Company and Seller to Consummate the Closing 34

ARTICLE 8 SURVIVAL OF REPRESENTATIONS AND COVENANTS		35

8.1	Each Company's and Seller' Representations and Covenants	35

8.2	Buyer's Representations and Covenants	35

8.3	Effect of Investigation	36

ARTICLE 9 OTHER PROVISIONS		36

9.1	Notices	36

9.2	Entire Agreement	37

9.3	Assignability	37

9.4	Validity	37

9.5	Specific Performance	37

9.6	Governing Law	37

9.7	Counterparts	37

9.8	Waiver	37
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SCHEDULES

Schedule 2.2(a)	Contingent Purchase Price Shares
Schedule 3.1	Corporate Status
Schedule 3.2.2	Options and Convertible Securities
Schedule 3.4.2	No Conflict
Schedule 3.5.1	Financial Statements
Schedule 3.5.2	Revenues
Schedule 3.6	Absence of Material Adverse Changes
Schedule 3.9	Accounts Receivable
Schedule 3.11	Litigation and Audits
Schedule 3.12.2	Payment of Taxes
Schedule 3.12.3	Withholding
Schedule 3.12.4	Assessments
Schedule 3.12.5	Access to Returns
Schedule 3.12.9	Certain Income Items and Deductions
Schedule 3.13.1	List of Plans
Schedule 3.13.2	ERISA
Schedule 3.13.4	Funding
Schedule 3.13.6	Payments Relating to the Transactions
Schedule 3.14.2	Employee List
Schedule 3.15.2	Certain Other Labor Matters
Schedule 3.17	No Broker’s or Finder’s Fees
Schedule 3.18.1	Title
Schedule 3.18.2(b)	Closing Date Assets
Schedule 3.18.2(c)	Closing Date Assets
Schedule 3.19.2	Company Leases
Schedule 3.20.1	Material Company Contracts
Schedule 3.20.2	Status of Material Company Contracts
Schedule 3.20.3	Consents
Schedule 3.21.1	Right to Intellectual Property
Schedule 3.21.2(a)	No Conflict
Schedule 3.21.2(c)	No Conflict
Schedule 3.21.2(f)	No Conflict
Schedule 3.21.2(g)	No Conflict
Schedule 3.21.2(h)	No Conflict
Schedule 3.21.2(k)	No Conflict
Schedule 3.21.3	Employee Agreements
Schedule 3.22	Insurance Contracts
Schedule 3.23	Banking Relationships
Schedule 3.25	Absence of Certain Relationships
Schedule 3.26	Certain Documents and Information
Schedule 6.6	SI Intellectual Property
Schedule 6.10	Delivery of Certain Agreements
Schedule 7.2.4	Consents
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Schedule 7.2.9(a)	Pre-LOI and LOI Deposits
Schedule 7.2.14	Board Composition

ANNEX

I         Certain Matters of Construction and Definitions (Article 1)

EXHIBITS

A         Form of Employment Agreement (Section 4.6)
B         Form of Lock-up Agreement (Section 7.2.6)
C         Form of Promissory Note (Section 7.2.9(b))
D         Form of Seller Side Letter (Section 7.2.18)
E         Creditor and Payment Schedule (Annex I, Section 1.3(b))
F         Form of Escrow Agreement (Annex I, Section 1.3(x))

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SHARE PURCHASE AGREEMENT

Share Purchase Agreement, dated as of August 12, 2008 this (“Agreement”), by and among Adil Shafi (“Seller”), an individual residing at 7517 Radcliffe, Brighton, Michigan 48114, SHAFI, Inc., a Michigan corporation (“SI”), SHAFI Innovation, Inc., a Michigan corporation (“SII” and, together with SI, the “Companies” and each, individually, a “Company”) and Braintech, Inc., a Nevada corporation (“Buyer”).  Seller, SI, SII and Buyer are each individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

RECITALS

R.1       Seller owns all of the issued and outstanding capital stock of SI (the “SI Shares”) and all of the issued and outstanding capital stock of SII (the “SII Shares”).

R.2       Buyer desires to purchase all of the SI Shares and eighty percent (80%) of the SII Shares (the “SII 80% Shares”, and together with the SI Shares, the “Shares”) from Seller and Seller desires to sell the Shares to Buyer.

R.3       Seller and the respective boards of directors of Buyer and each Company have determined that it is advisable to consummate, in connection with the above-referenced purchase and sale of the Shares, certain other transactions (collectively with such sale and purchase of the Shares, the “Transactions”), all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article 1

CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

Certain matters of construction of this Agreement and the definition of capitalized terms used herein but not otherwise defined in this Agreement are set forth in Annex I.

Article 2

THE PURCHASE AND SALE OF THE SHARES

2.1  Purchase and Sale of the Shares.  Upon the terms and subject to the conditions set forth herein, at the closing of the Transactions (the “Closing”), Buyer shall purchase and acquire from Seller, and Seller shall sell and transfer to Buyer all of the Shares for the consideration specified in Section 2.2, in each case, free and clear of any and all Encumbrances.

2.2  Purchase Price.  Buyer shall pay an aggregate maximum purchase price consisting of the following (collectively, the “Purchase Price”):

               (a)  as full consideration for the SI shares, 2,999,700 shares of Buyer’s common stock, par value of $0.01 per share, to be issued to Seller on the Closing Date, and 1,000,000 shares of the Buyer’s common stock, par value of $0.01 per share, to be earned by Seller after the Closing as set forth on Schedule 2.2(a) (the “Contingent Purchase Price Shares”) and deposited into the Escrow Account pursuant to the Escrow Agreement as earned prior to the first Closing Date Anniversary.

               (b)  as full consideration for the SII 80% Shares, 300 shares of Buyer’s common stock, par value $0.01 per share, to be issued to Seller on the Closing Date.

2.3  The Closing.  Subject to the satisfaction (or waiver) of all of the conditions precedent to the obligations of the Parties to consummate the Closing set forth in Article 7 (the “Closing Conditions”), the Closing shall take place by means of courier delivery, electronic mail or other means and at the time and in the manner acceptable by the parties on the date hereof  (the “Closing Date”).

Article 3

REPRESENTATIONS AND WARRANTIES OF EACH COMPANY AND SELLER

Each of the Companies and Seller, jointly and severally, represent and warrant to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof, except as set forth in the Disclosure Schedule attached hereto (the “Disclosure Schedule”).  The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 3, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding section or paragraph in this Article 3.

3.1  Corporate Status.  Each Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.  Each Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties owned or held under by lease such Company or the nature of the business transacted by such Company makes qualification, respectively, necessary, except where failure to be so qualified would not have a Company Material Adverse Effect.  All jurisdictions in which each Company is qualified to do business are set forth on Schedule 3.1.

3.2  Capital Stock.

     3.2.1  Authorized Stock and Ownership.  The authorized capital stock of SI consists solely of 60,000 common shares (the “SI Common Shares”), and the authorized capital stock of SII consists solely of 50,000 common shares (the “SII Common Shares” and, together with the SI Common Shares, the “Common Shares”).  As of the date hereof, 59,950 shares of SI Common Shares are held by SI in its treasury and 50 shares of SI Common Shares are issued and outstanding and held beneficially and of record by Seller, free and clear of any and all Encumbrances. As of the date hereof, 49,900 shares of SII Common Shares are held by SII in its treasury and 100 shares of SII Common Shares are issued and outstanding and held beneficially and of record by Seller, free and clear of any and all Encumbrances.  All of the outstanding Common Shares has been duly authorized and validly issued, was not issued in violation of any Person’s preemptive rights, and is fully paid and nonassessable.  All of the issued and outstanding shares of Common Shares have been issued in compliance with all applicable United States (“U.S.”) federal, foreign, state, regional and provincial securities laws.  Upon consummation of the Closing, Buyer will own all of the outstanding SI Common Shares and eighty percent (80%) of the outstanding SII Common Shares free and clear of any and all Encumbrances.

     3.2.2  Options and Convertible Securities.  Except as set forth on Schedule 3.2.2:

               (a)  there are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating any Company to issue, sell or otherwise transfer any of its capital stock or other equity interests, or any securities or obligations convertible into, or exercisable or exchangeable for, any Common Shares or other capital stock or other equity interest of such Company; and

               (b)  there are no voting trusts, stockholders agreement or other agreements or understandings to which any Company or Seller is a party with respect to the voting of Common Shares or any other equity security of such Company, and no Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any outstanding Common Shares or other equity securities of such Company.

3.3  Subsidiaries and Equity Ownership.  No Company has any Subsidiary nor otherwise owns or has a contractual right or obligation to acquire any capital stock or other securities or equity of any Person.

3.4  Authority for Agreement; Noncontravention.

    3.4.1  Authority.  Each Company has the corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to the extent of its obligations hereunder.  Seller has full power and authority to enter into and deliver this Agreement, to perform his obligations hereunder and to consummate the Transactions.  The execution and delivery of this Agreement by Seller and each Company and their consummation of the Transactions, to the extent of their obligations hereunder, has been duly and validly authorized by the board of directors of each Company and no other corporate proceedings on the part of any Company is necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions, to the extent of their obligations hereunder.  This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by each Company and Seller have been, or with respect to such other agreements, will be duly executed and delivered by each Company and Seller and constitute valid and binding obligations of each Company and Seller enforceable against each such Company and Seller in accordance with their terms.

     3.4.2  No Conflict.  Except as set forth on Schedule 3.4.2, neither the execution and delivery of this Agreement or the other agreements contemplated hereby to be signed by each Company and Seller, nor the performance by each Company and Seller of their respective obligations hereunder or thereunder, nor the consummation by each Company and Seller of the Transactions, to the extent of their respective obligations hereunder or thereunder, will (a) in respect of any Company, conflict with or result in a violation of any provision of its articles of incorporation or by-laws (collectively and with respect to any Company, “Organizational Documents”), (b) except as set forth on Schedule 3.4.2, with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which any Company or Seller is a party or by which any Company or Seller or any of its or his assets or properties is bound or which is applicable to such Company or Seller or any of its or his assets or properties.  No Governmental Authorization is necessary for the execution and delivery of this Agreement or any or the other agreements contemplated hereby to be signed by each Company or Seller and, except as set forth on Schedule 3.4.2, for the consummation of the Transactions by each Company and Seller.

3.5  Financial Statement Matters.

     3.5.1  Financial Statements.  Schedule 3.5.1 sets forth (a) correct and complete balance sheets of each Company as of December 31, 2007, (b) statements of income, retained earnings and cash flow of each Company for the fiscal ended December 31, 2007, as reviewed by certified public accountants, (c) the unaudited balance sheets of each Company as of June 30, 2008 (collectively, the “Balance Sheet Date”) and (d) the unaudited statements of income, retained earnings and cash flow of each Company for the six (6) months ended June 30, 2008; such balance sheets and statements of income, retained earnings and cash flow are accurate and complete.  Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the “Financial Statements,” and the balance sheets of the Companies in the immediately preceding sentence are referred to herein as the “Balance Sheets.”  Each of the Balance Sheets (including any related notes) fairly presents in all material respects the financial position of each Company as of its date, and the other statements included in the Financial Statements (including any related notes) fairly present, in all material respects, the statements of income, retained earnings and cash flow, as the case may be, of each Company for the periods therein set forth, in each case in accordance with GAAP, and in the case of the unaudited balance sheets as of June 30, 2008 of each Company, subject to normal recurring year-end audit adjustments (which, individually and in the aggregate, shall not be material in amount) and the absence of footnotes.

3.5.2  Revenues.  Except as set forth on Schedule 3.5.2, neither of the Companies received any revenues or other cash payments during the period commencing on June 1, 2008 through the date hereof.

3.5.3  Indebtedness.   The Creditor and Payment Schedule sets forth all of the Company Indebtedness, except for Related Party Indebtedness (all of which is hereby waived and released by Seller), and such Company Indebtedness and information related thereto all as set forth on the Creditor and Payment Schedule is true, accurate and complete. With respect to Company Indebtedness to any creditor as set forth on the Creditor and Payment Schedule, if payments relating to such creditor are made in the amounts and on the dates indicated on the Creditor and Payment Schedule, all obligations to such creditor shall have been satisfied in full; provided, however, nothing herein shall limit Buyer’s right to negotiate reduced amounts or alternate payment dates with any creditor of a Company.  As of the Closing, (i) no Company will have Liability for borrowed money or Taxes due and owing except for Braintech Accepted Debt, which shall not exceed an aggregate of $900,000, upon the terms set forth on the Creditor and Payment Schedule, and (ii) Seller shall fully and finally satisfy in a timely manner, without any Liability to Buyer or any Company, any and all Excess Debt.

3.6  Absence of Material Adverse Changes.  Since the Balance Sheet Date, no Company has suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character that could reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.6, since the Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by any Company of, any Common Stock or other capital stock of such Company, or any commitment relating to any of the foregoing.

3.7  Absence of Certain Liabilities.  No Company has any liabilities or obligations, fixed, accrued, contingent or otherwise (each, a “Liability”, and collectively, “Liabilities”), that are material and not fully reflected or provided for on, or disclosed in the notes to, the Balance Sheets, except Liabilities expressly disclosed on the Creditor and Payment Schedule.

3.8  Books and Records.  The books of account, minute books, stock record books and other records of each Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  The actions reflected in such minute books are accurate and complete records of the meetings reported in such minute books and, except where the failure to do so will not have a Company Material Adverse Effect, no meeting of the stockholders of any Company, any Company’s board of directors or any committee of any Company’s board of directors has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in each respective Company’s possession.

3.9  Accounts Receivable.  All accounts receivable, whether or not billed, of any Company that are reflected on the Balance Sheets or recorded on any Company’s books or accounting records as of the Closing Date (each, an “Account Receivable”, and collectively, the “Accounts Receivable”) represented or represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Unless paid prior to the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, collectible in full subject to any reserves therefor.  There is no contest, claim or right of set-off under any Material Company Contract with any obligor of the Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 3.9 contains a complete and accurate list of all Accounts Receivable as of June 30, 2008, including a list of the Accounts Receivable that are billed (including the name of the client and invoice number, date and amount), a list of the Accounts Receivable that are unbilled and information regarding the aging of such Accounts Receivable.

3.10  Compliance with Applicable Laws, Organizational Documents.  Each Company has all requisite licenses, permits and certificates from all Governmental Entities (collectively, “Permits”) necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except for any Permits the absence of which, in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.  All of the Permits are in full force and effect.  Each Company is in compliance in all material respects with all the terms and conditions related to such Permits.  There are no proceedings in progress, pending or, to any Company’s Knowledge or Seller’s Knowledge, threatened, which may result in revocation, cancellation, suspension, or any material adverse modification of any of such Permits.  Each Company’s business has not been since June 30, 2003, and is not currently being conducted in violation, in any material respect, of any Applicable Laws, Permits or other authorizations of any Governmental Entity.  Each Company is not in default or violation of any provision of its respective Organizational Documents.

3.11  Litigation and Audits.  Except for any claim, action, suit or proceeding set forth on Schedule 3.11, (a) there is no investigation by any Governmental Entity with respect to any Company pending or, to any Company’s Knowledge or Seller’s Knowledge, threatened, nor has any Governmental Entity indicated to any Company an intention to conduct the same; (b) there is no claim, action, suit, arbitration or proceeding pending or, to any Company’s Knowledge or Seller’s Knowledge, threatened against or involving any Company, or any of their respective assets or properties, or against any Person whose liability for any claim, action, suit arbitration or proceeding any Company has or may have retained or assumed either contractually or by operation of law, at law or in equity, or before any arbitrator or Governmental Entity and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against any Company.

3.12  Tax Matters.

3.12.1  Filing of Returns.  Each Company has prepared and filed on a timely basis with all appropriate Governmental Entities all returns in respect of Taxes that such Company is required to file on or prior to the Closing, and all such returns are correct and complete in all material respects.  No claim has been made by any Governmental Entity in a jurisdiction (domestic or foreign) where any Company does not file returns in respect of Taxes that such Company is or may be subject to taxation in such jurisdiction.

3.12.2  Payment of Taxes.  Except as set forth on Schedule 3.12.2, each Company has paid in full all Taxes due on or before the Closing (whether or not shown on any Tax return) and, except as set forth on Schedule 3.12.2, in the case of Taxes accruing for the period ending on or before the Closing that are not due on or before the Closing, each Company has made adequate provision in such Company’s books and records and on the face of its financial statements (rather than in any notes thereto) for such payment.  Except as set forth on Schedule 3.12.2, there are no Encumbrances on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax.  Since December 31, 2003, no Company has incurred any Liability for Taxes arising from extraordinary gain or loss as that term is used in GAAP, outside the ordinary course of its business.  Except as set forth on Schedule 3.12.2, there is no dispute or claim concerning any Liability for Taxes of any Company claimed or raised by any Governmental Entity.

3.12.3  Withholding.  Each Company has withheld from each payment made or owing, and with respect to any distributive share of such Company’s income allocable, to any of its respective current or former employees, officers, directors, independent contractors, creditors, Seller, or other third party all amounts required by Applicable Laws to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities.  All Forms W-2 and 1099 and similar documents required to be filed with respect to amounts withheld by or on behalf of each Company have been properly completed and timely filed.  Each Company has timely paid all amounts required by Applicable Laws to be paid by such Company to any Governmental Entity in respect of taxation of any Seller on his distributive share of such Company’s income.  Except as set forth in Schedule 3.12.3, no portion of the Purchase Price is subject to the Tax withholding provision of Section 3406 or Subchapter A of chapter 3 of the Code or of any other Tax law.

3.12.4  Assessments.  There are no assessments of any Company with respect to Taxes that have been issued and are outstanding.  Since December 31, 2003, no Governmental Entity has examined or audited any Company in respect of Taxes.  Except as set forth on Schedule 3.12.4, since December 31, 2003, no Company has received any indication from any Governmental Entity (a) indicating an interest to open an audit or review in respect of Taxes, (b) requesting information relating to Tax matters, or (c) noticing a deficiency or proposed adjustment for any amount of Taxes proposed, asserted or addressed.  No Company has executed or filed any agreement extending the period of assessment or collection of any Taxes. Schedule 3.12.4 contains a list of all jurisdictions in which each Company is required to file any Tax Return, and no basis exists for a claim to be made by any Governmental Entity in any  jurisdiction where such Company does not file Tax Returns that such Company is or may be subject to taxation by, or be required to file Tax Returns in, that jurisdiction.

3.12.5  Access to Returns.  Buyer has been provided with a copy of or access to all federal, state, local, provincial and foreign Tax returns filed by each Company since January 1, 2000.  Buyer has been provided with a copy of or access to all assessments, extensions and waivers resulting from any audits of any Company by a Governmental Entity in respect of Taxes, and all such assessments and related penalties and interest have been paid in full.  Schedule 3.12.5 sets forth, which respect to each Company, the amounts of the net operating loss carryovers, tax credit carryovers, and the tax basis of assets as of July 31, 2008.

3.12.6  Compensation Deductions.  No Company is a party to any agreement, contract, arrangement or plan that has resulted or could result (determined regardless of whether or not such Company is or has been otherwise subject to the Code Sections 280G or 162(m)), separately or in the aggregate, in the payment of (a) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, provincial or foreign law) or (b) any amount that will not be fully deductible as a result of Code Section 162 (m) (or any corresponding provisions of state, local, provincial or foreign Tax law).

3.12.7  Affiliated Group.  No Company is nor has been a member of an Affiliated Group filing a consolidated federal income Tax return.  No Company has Liability for the Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, provincial or foreign law), as a transferee or successor, by contract, or otherwise.  No Company has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person.

3.12.8  No Tax Agreements.  No Company is nor has been a party to or otherwise bound by any tax sharing or similar agreement.  No rulings or agreements in respect of any Tax are pending or have been issued by or entered into with any Government Entity with respect to any Company.

3.12.9  Certain Income Items and Deductions.  Except as set forth on Schedule 3.12.9, no Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

               (a)  change in method of accounting for a taxable period ending on or prior to the Closing Date;

               (b)  “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, provincial or foreign income Tax law) executed on or prior to the Closing Date;

               (c)  deferred intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, provincial or foreign income Tax law);

               (d)  installment sale or open transaction disposition made on or prior to the Closing Date; or

               (e)  prepaid amount received on or prior to the Closing Date.

3.12.10   Certain Stock Distributions.  No Company has distributed stock of another Person, nor has it had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

3.12.11   Code Section 382 Ownership Change.  No Company has undergone a Code Section 382 ownership change at any time.

3.12.12   Miscellaneous.  No Company (a) has engaged in any reportable transaction within the meaning of Section 6111 and 6112 of the Code; (b) is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (c) is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes; or (d) has entered into any sale leaseback or any leveraged lease transaction.

3.12.13   “S Corporation.”  SII has been a validly electing “S Corporation” within the meaning of Code Sections 1361 and 1362 (“S Corporation”) at all times since its formation, and SII will be an S Corporation up to and including immediately preceding consummation of the Closing.

3.12.14   Built-In Gain.  SII does not have a built-in gain (within the meaning of Section 1374(d)(2) of the Code).

3.12.15   No Acquisitions.  No Company has:

               (a)  acquired assets from another corporation in a transaction in which such corporation’s tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor; or

               (b)  acquired any stock of any corporation that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

3.13  Employee Benefit Plans.

3.13.1  List of Plans.  Schedule 3.13.1 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, stock option, stock purchase, stock compensation, bonus, vacation pay, severance pay and other similar plans, programs or agreements, and every material written personnel policy, relating to any Persons employed by each Company or in which any Person employed by each Company is eligible to participate and which is currently maintained or that was maintained at any time since January 1, 2002, or contributed to by each Company or any of their respective ERISA Affiliates, or with respect to which each Company or any of their respective ERISA Affiliates have any Liability (collectively, the “Company Plans”).  Each Company has provided to Buyer complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing.  Each Company has provided to Buyer complete copies of current plan summaries, employee booklets, personnel manuals, service and trust agreements regarding health and welfare and retirement benefits and other material documents relating to the terms of each respective Company Plans that are in the possession of each such Company as of the date hereof.  No Company nor their respective ERISA Affiliates has and has never had any “defined benefit plans” as defined in ERISA Section 3(35).

3.13.2  ERISA.  No Company nor any of their respective ERISA Affiliates has incurred any “withdrawal liability” calculated under ERISA Section 4211 nor has there been an event or circumstance that would cause any of them to incur any such Liability.  With respect to all Company Plans, each Company and every one of their respective ERISA Affiliates is in material compliance with all requirements prescribed by all Applicable Laws and has in all material respects performed all obligations required to be performed by it, and has been operated and administered in a manner that is in material compliance with all Applicable Laws and its terms and that would not subject the Company, any ERISA Affiliate, any participant, or any other Person to an excise tax, an additional tax, or any other penalty under the Code, ERISA or any other Applicable Law.  No Company Plan promises or provides retiree medical or other retiree or post-employment welfare benefits to any Person except as required by Applicable Laws, and no Company nor their respective ERISA Affiliates have represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Applicable Laws.  No Company Plan or employment agreement provides health benefits that are not insured through an insurance contract.  Except as set forth on Schedule 3.13.2, each Company Plan is amendable and terminable unilaterally by each respective Company at any time without Liability to such Company as a result thereof and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits each respective Company from amending or terminating any such Company Plan.

3.13.3  Plan Determinations.  Each Company Plan intended to qualify under Code Section 401(a) has either received a determination letter from the Internal Revenue Service (“IRS”) or is documented using a prototype or volume submitter plan document with respect to which the IRS has issued an opinion letter upon which such Company may reasonably rely to the effect that the Company Plan (or form of Plan document) so qualifies.  Copies of all such determination letters and opinion letters that have been received by such Company have been delivered to Buyer, and no Company nor any Seller has taken any action, or received any notification of any action taken by any other Person since the date of such determination letters or opinion letters that might reasonably be expected to cause the loss of such qualification or exemption.  With respect to each Company Plan that is a qualified profit sharing plan, all employer contributions accrued for plan years ending prior to the Closing under the Company Plan terms and Applicable Laws have been made.

3.13.4  Funding.  Except as set forth on Schedule 3.13.4:

               (a)  all contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the Balance Sheets;

               (b)  there are no actions, liens, suits or claims (other than routine claims for benefits) pending or, to any Company’s Knowledge or Seller’s Knowledge, threatened with respect to any Company Plan; and

               (c)  no event has occurred, and there exists no condition or set of circumstances, that presents a material risk of a partial termination (within the meaning of Code Section 411(d)(3)) of any Company Plan.

3.13.5  Certain Other Matters.  Except as reserved for on the Balance Sheets, no Company has Liability or potential Liability nor will any Company have any Liability or would reasonably be expected to have Liability, with regard to any Company Plan, including, without limitation, any Liability as a result of any failure to perform non-discrimination testing on a Company Plan or any failure to amend a Company Plan pursuant to Applicable Law, including the legislation commonly known as “GUST” or the legislation commonly known as “EGTRRA.”  All employee contributions, including elective deferrals, to any Company’s 401(k) Plan have been segregated from such Company’s general assets and deposited into the trust(s) established pursuant to such Company’s 401(k) Plan in a timely manner in accordance with Applicable Law, including, without limitation, the “plan asset” regulations of the U.S. Department of Labor.

3.13.6  Payments Relating to the Transactions.  Except as required to comply with Applicable Law or except as set forth on Schedule 3.13.6, no Company Plan provides for, as a result of the Transactions contemplated by this Agreement (whether alone or in connection with other events), any payment of any material amount of money or other property to or the acceleration of or provision of any other rights or benefits to any current or former officer, employee, independent contractor or director of such respective Company, whether or not such payment, right or benefit, or acceleration thereof, would constitute a parachute payment within the meaning of Section 280G of the Code.

3.13.7  Section 409A.  To the extent that any Company Plan constitutes a “non-qualified deferred compensation plan” with the meaning of Section 409A of the Code, such Company Plan has been operated in good faith compliance with Section 409A of the Code and applicable IRS and Treasury guidance.

3.14  Employment-Related Matters.

3.14.1  Labor Relations.  (a) No Company is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of such Company; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to any Company’s Knowledge or Seller’s Knowledge, threatened against or otherwise affecting any Company, and no Company has experienced the same; (c) except as has occurred in the ordinary course of any Company’s business without any resulting material Liability of such Company, no Company has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or group separation program at any time, nor has any Company planned or announced any such action or program for the future with respect to which such Company has any material Liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from any Company to the employees of such Company before the date hereof have been paid or accrued as of the date hereof except as set forth in Schedule 3.15.2.

3.14.2  Employee List.  Set forth on Schedule 3.14.2 is a list containing, as of the date hereof, the names of each of the respective employees of each Company, whether full-time or part-time, and each employee’s position and starting employment date (the “Employee List”).  The Employee List is correct and complete as of the date of the Employee List.  No third party has asserted in writing any claim, or, to any Company’s Knowledge or Seller’s Knowledge, has any reasonable basis to assert any valid claim, against any Company that either the continued employment by, or association with, such Company of any of the current officers or employees of, or consultants to, such Company contravenes any agreements or Applicable Laws regarding unfair competition, trade secrets or proprietary information.  Each Company has provided to Buyer a list setting forth the salary and other compensation, as of the date hereof, of each employee listed on the Employee List.

3.15  Certain Other Labor Matters.

3.15.1  Each Company is and has been in compliance in all respects with all laws, regulations or rules regarding termination of employees, including, without limitation, the WARN Act (and any similar foreign, provincial, state or local statute or regulation), the Fair Labor Standards Act, as well as any termination notice and/or severance mandated by statute or civil or common law and no Company is subject to any pending claim for wrongful dismissal, constructive dismissal or any other claim, actual or, to any Company’s Knowledge or Seller’s Knowledge, threatened, or any litigation, actual or, to any Company’s Knowledge or Seller’s Knowledge, threatened, relating to employment or termination of employment of any employee or consultant.

    3.15.2  Except as set forth on Schedule 3.15.2: (a) each Company is in compliance in all respects with all Applicable Laws relating to employment and employment practices, the classification of employees, wages, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation and terms and conditions of employment; (b) there are no material charges with respect to or relating to any Company pending or, to any Company’s Knowledge or Seller’s Knowledge, threatened, before the Equal Employment Opportunity Commission or any other federal, state, local or foreign agency or other Governmental Entity responsible for the prevention of unlawful employment practices, and to any Company’s Knowledge or Seller’s Knowledge, there is no basis for any such charges; and (c) no Company has received any notice from any federal, state, local or foreign agency or other Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of such Company and no such investigation is in progress.

3.15.3  No claims for unpaid wages or occupational injury claims of any employee of any Company have been reported to any applicable Governmental Entity, or have been knowingly concealed or misrepresented by any Company, and there is no work environment or environmental condition in the workplace of any Company that has caused a workplace injury and that has not yet been remediated.

3.16  Environmental.

3.16.1  Environmental Laws.  Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, (a) each Company is in compliance with all applicable Environmental Laws in effect on the date hereof; (b) no Company has received any written communication that alleges that such Company is not in compliance in all material respects with all applicable Environmental Laws in effect on the date hereof; (c) there are no circumstances that may prevent or interfere with future compliance by any Company with all Environmental Laws; (d) all Permits and other Governmental Authorizations currently held by any Company pursuant to the Environmental Laws are in full force and effect, each Company is in compliance with all of the terms of such Permits and Governmental Authorizations, and no other Permits or Governmental Authorizations pursuant to the Environmental Laws are required by any Company for the conduct of their respective businesses on the date hereof; and (e) the management, handling, storage, transportation, treatment, and disposal by each Company of all Materials of Environmental Concern has been in compliance with all applicable Environmental Laws.

3.16.2  Environmental Claims.  There is no Environmental Claim pending or, to any Company’s Knowledge or Seller’s Knowledge, threatened against or involving any Company or against any Person whose Liability for any Environmental Claim any Company has or may have retained or assumed either contractually or by operation of law.

3.16.3  No Basis for Claims.  Except for matters that, individually or in the aggregate, would not have a Company Material Adverse Effect, there are no past or current actions or activities by any Company, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, by any Company or any other Person, that could reasonably form the basis of any Environmental Claim against any Company or against any such other Person whose Liability for any Environmental Claim such Company may have retained or assumed either contractually or by operation of law, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern or any other contamination or other hazardous condition, whether caused by such Company or not, related to the premises at any time occupied by such Company.

3.17  No Broker’s or Finder’s Fees.  Except as set forth on Schedule 3.17, no Company nor Seller has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor, intermediary or other similar Person in connection with the Transactions, and giving effect to the consummation of the Closing, will not cause such Company, as the case may be, or Seller to be so obligated.

3.18  Assets Other Than Real Property.

3.18.1  Title.  Each Company has good, valid and marketable title to all of the tangible assets shown on the Balance Sheets, in each case, free and clear of any Encumbrance, except for (a) assets disposed of since the Balance Sheet Date in the ordinary course of business and in a manner consistent with past practices, (b) Liabilities and Encumbrances reflected in the Balance Sheets or otherwise in the Financial Statements, (c) Permitted Encumbrances, and (d) Liabilities and Encumbrances set forth on Schedule 3.18.1.

3.18.2  Closing Date Assets.

               (a)  As of the Closing Date, each Company will have good, valid and marketable title to all of their respective assets, in each case free and clear of any Encumbrances other than Permitted Encumbrances.

               (b)  Each Company’s inventory has been paid for by such Company, consists of a quality and quantities that are usable and saleable upon customary terms and conditions in the ordinary course of business and meet all customer and warranty standards and requirements.  Schedule 3.18.2(b) lists and describes all inventory purchased by such Company without the manufacturer’s standard warranty.

               (c)  Schedule 3.18.2(c) lists all tangible personal property (other than inventory) which is owned by each Company and the location thereof, as of the Closing Date.

               (d)  Each Company’s properties, assets and rights are all the properties, assets and rights that are used in or that are being held for use or are otherwise necessary in the operation, as currently conducted by such Company, of its business.

3.18.3  Condition.  All material facilities, equipment and personal property owned by each Company and regularly used in its respective business is in good operating condition and repair, ordinary wear and tear excepted, which wear and tear, taken in the aggregate, is not material to such Company and does not affect such Company’s obligations to consummate the Transactions and otherwise perform under this Agreement.

3.19  Real Property.

3.19.1  Company Real Property.  No Company owns nor has ever owned any real property.

3.19.2  Company Leases.  Schedule 3.19.2 lists, as to each Company, the Company Leases.  Complete copies of the Company Leases, and all material amendments thereto (which are identified on Schedule 3.19.2) have been made available by the Company to Buyer.  The Company Leases grant leasehold estates free and clear of all Encumbrances (except Permitted Encumbrances or those Encumbrances that would not materially impair such leasehold estates) granted by or caused by the actions of each respective Company. The Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms and conditions.  No Company nor, to any Company’s Knowledge or Seller’s Knowledge, any other Person to a Company Lease, has committed a material breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a breach or default.  Schedule 3.19.2 identifies each Company Lease the provisions of which would be materially and adversely affected by the Transactions and each Company Lease that requires the consent of any third Person in connection with the Transactions.  No material construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by any Company.  Except as set forth on Schedule 3.19.2, no Company Leases have an unexpired term which, including any renewal or extensions of such term provided for in the Company Lease, could exceed 365 days.

3.19.3  Condition.  All leasehold improvements and fixtures, or parts thereof, used by any Company in the conduct of its respective business are in good operating condition and repair, ordinary wear and tear excepted, and are insured with coverages that are required pursuant to the Company Leases, to be insured by third Persons.

3.20  Contracts, Agreements and Commitments.

3.20.1  Company Contracts.   Schedule 3.20.1 sets forth a list of all Material Company Contracts.  “Material Company Contracts” means any and all of the following Contracts, whether or not indentified on Schedule 3.20.1, (i) under which a Company has or may acquire rights, (ii) under which a Company has or may become subject to any Liability, or (iii) by which a Company or any of the assets owned or used by a Company is or may become bound:

               (a)  any bonus, commission, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, Contract or arrangement or other employee benefit plan or arrangement;

               (b)  any employment Contract with any current employee, officer, director or consultant (or any former employees, officers, directors and consultants to the extent there remain at the date hereof obligations to be performed by any such Company);

               (c)  any Contract for personal services or employment with a term of service or employment specified in the Contract or any Contract for personal services or employment in which any such Company has agreed upon the termination of such Contract to make any payments greater than those that would otherwise be imposed by Applicable Laws;

               (d)  any Contract of guarantee of the debts, liabilities or obligations of any Person, or Contract pursuant to which any such Company remains obligated for indemnification;

               (e)  any Contract containing a covenant limiting or purporting to limit the freedom of any such Company to compete with any Person in any geographic area or to engage in any line of business;

               (f)  any lease (excluding the Company Leases) under which any Company is lessee that involves, in the aggregate, payments of $5,000 or more per annum, or of $10,000 or more for the remaining term of the lease, any lease that is material to the conduct of the Company’s business, or any Company Lease;

               (g)  any joint venture or profit-sharing Contract or similar Contract;

               (h)  except for trade indebtedness incurred in the ordinary course of business and equipment leases entered into in the ordinary course of business, any loan or credit Contract providing for the extension of credit to any such Company or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise that individually is in the amount of $5,000 or more;

               (i)  any license Contract, either as licensor or licensee, involving payments (including past payments) of $5,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer’s representative, or sales agency or any other similar material Contract;

               (j)  any Contract granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights (as defined in Section 3.21.1);

               (k)  any Contract or arrangement providing for the payment of any commission or similar payment based on sales or contract awards other than to employees of any such Company;

               (l)  any Contract for the sale by any such Company of materials, products, services or supplies that involves future payments to the Company of more than $5,000;

               (m)  any Contract for the purchase by the Company of any materials, equipment, services, or supplies that either (i) involves a binding commitment by any such Company to make future payments in excess of $5,000 and cannot be terminated by it without penalty upon fewer than 30 days’ notice or (ii) was not entered into in the ordinary course of business;

               (n)  any Contract or arrangement with any third Person for such third party to develop any intellectual property or other asset expected to be used or currently used or useful in any such Company’s business;

               (o)  any Contract or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by any such Company that involves future payments by it of more than $5,000;

               (p)  any Contract or commitment to which current or former directors, officers or Affiliates of any such Company (or directors or officers of an Affiliate of the Company) are also parties;

               (q)  hedging or similar Contracts;

               (r)  Contracts by and between any Company and Persons with whom any Company is not dealing at arm’s length;

               (s)  any Contract not described above that was not made in the ordinary course of business;

               (t)  any Contract relating to any Company Indebtedness or the repayment thereof;

               (u)  any Contract relating to the automotive related business (collectively, the “Automotive Business Contracts”); or

               (v)  any Contract not described above that provides for any continuing or future obligation of any Company, involving Liability of any such Company of more than $5,000, actual or contingent, including any continuing representation or warranty and any indemnification obligation.

3.20.2  Status of Contracts.   Except as otherwise disclosed on Schedule 3.20.2:

               (a)  all Material Company Contracts are in full force and effect, and are valid and binding on each Company, as applicable, and, to any Company’s Knowledge or Seller’s Knowledge, on the other parties thereto, and no Company, nor, to any Company’s Knowledge or Seller’s Knowledge, any other party thereto, has breached any provision of, or defaulted under the terms of any such Material Company Contract except for breaches or defaults that are not material or have been cured or waived;

               (b)  a true and complete copy of each written Material Company Contract (and all amendments thereto) and a true and accurate summary of all provisions of each oral Material Company Contract has been delivered to Buyer;

               (c)  there are no oral modifications or amendments to any of the Material Company Contracts;

               (d)  to any Company’s Knowledge or the Seller’s Knowledge, no Company has received any notice of any stop work orders, terminations, cure notices, show cause notices or notices of default or breach under any of the Material Company Contracts, nor, to any Company’s Knowledge or Seller’s Knowledge, has any such action been threatened or asserted;

               (e)  there are no Material Company Contracts for the provision of goods or services by any Company that include a liquidated damages clause or unlimited liability by any such Company, or liability for consequential damages;

               (f)  there are no Material Company Contracts for the provision of goods or services by any Company that require such Company to post a surety, performance or other bond or to be an account party to a letter of credit or bank guarantee; and

               (g)  to any Company’s Knowledge or Seller’s Knowledge, no party to a Material Company Contract has notified such Company, as applicable, that such Company has breached or violated any Law or any certification, representation, clause, provision or requirement of any Material Company Contract.

3.20.3  Consents.  Schedule 3.20.3 identifies each Contract and other document that requires the Consent of, or notice to, a third Person to consummate or in connection with the Transactions.

3.21  Intellectual Property.

3.21.1  Right to Intellectual Property.  Except as set forth on Schedule 3.21.1, each Company owns, controls or has rights to use, without making any future payment to others or granting any future rights to others in exchange therefore, all patents, trademarks, trade names, service marks, copyrights, and the subject matter of any pending applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in source code or object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used in the business of each such Company as currently conducted or proposed to be conducted (the “Company Proprietary Rights”).  Any software and other intellectual property not owned by but used in any Company’s business, as the case may be, has been acquired and used by such Company on the basis of and in accordance with a valid license from the manufacturer or a dealer authorized to distribute such software or other intellectual property, free and clear of any claims or rights of any third parties.  No Company is in breach of any of the terms and conditions of any such license nor has any Company been infringing upon any rights of any third parties in connection with its acquisition or use of any software or other intellectual property.

3.21.2  No Conflict.

               (a)  Set forth on Schedule 3.21.2(a) is a complete list of all patents, trademarks, copyrights, trade names and service marks, in each case owned by each Company and registered or filed with any governmental body, and any applications therefor, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

               (b)  No Company’s currently marketed software products has been registered for copyright protection with the U.S. Copyright Office or any foreign offices nor has any Company been requested to make any such registration.

               (c)  Set forth on Schedule 3.21.2(c) is a complete list of all material licenses, sublicenses and other Contracts as to which each Company is a party and pursuant to which each Company, as applicable, or any other Person is authorized to use any Company Proprietary Right (excluding “end-user licenses”) or other trade secret material to the business of such Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

               (d)  No Company is in violation of any license, sublicense or other Contract described on Schedule 3.21.2(c) except such violations as do not materially impair any such Company’s rights under such license, sublicense or agreement.

               (e)  The execution and delivery of this Agreement by each Company, and the consummation of the Transactions, will neither cause any Company to be in violation or default under any such license, sublicense or other Contract described on Schedule 3.20.2(c), nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or other Contract.

               (f)  Except as set forth on Schedule 3.21.2(f), each Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all Encumbrances), the Company Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Proprietary Rights are being used.

               (g)  Except as set forth on Schedule 3.21.2(g), no claims with respect to the Company Proprietary Rights have been asserted or, to any Company’s Knowledge or Seller’s Knowledge, are threatened by any Person nor, to any Company’s Knowledge or Seller’s Knowledge, are there any valid grounds for any bona fide claims (a) to the effect that the manufacture, sale, licensing or use of any of the products of any Company as currently manufactured, sold, licensed or used or proposed for manufacture, use, sale or licensing by such Company infringes on any copyright, patent, trademark, service mark or trade secret, (b) against the use by any Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in such Company’s business as currently conducted or as proposed to be conducted by such Company, or (c) challenging the ownership by any Company, or the validity or effectiveness of any of the Company Proprietary Rights.

               (h)  Except as set forth on Schedule 3.21.2(h), all registered trademarks, service marks and copyrights owned by each Company are valid and subsisting in the jurisdictions in which they have been filed.

               (i)  There is no unauthorized use, infringement or misappropriation of any of any Company’s Company Proprietary Rights by any third party, including any employee or former employee of any Company.

               (j)  No Company Proprietary Right or product of any Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by such Company.

               (k)  Except as set forth on Schedule 3.21.2(k), no Company has entered into any agreement under which such Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

               (l)  Each Company’s products, packaging and documentation contain copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company Proprietary Rights.

3.21.3  Employee Agreements.  Except as set forth on Schedule 3.21.3, as to each Company, each employee, officer and consultant has executed a confidentiality and invention assignment agreement in the form set forth on Schedule 3.21.3.  To any Company’s Knowledge and the Seller’s Knowledge, no employee, officer or consultant of any Company is in violation of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee, officer or consultant with the Company or any previous employer.

3.22  Insurance Contracts.  Schedule 3.22 lists all contracts of insurance and indemnity in force at the date hereof with respect to each Company.  All of such contracts of insurance and indemnity (collectively, the “Company Insurance Contracts”) are in full force and effect, and to any Company’s Knowledge or Seller’s Knowledge, there are no defaults thereunder by any Company that could permit the insurer to deny payment of claims thereunder.  No Company has received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect.  No Company has received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.23  Banking Relationships.  Schedule 3.23 shows the names and locations of all banks, trust companies and other financial institutions in which any Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto.

3.24  No Contingent Liabilities.  No Company has contingent or conditional Liabilities of any kind arising from or in connection with any acquisition of a Person or a line of business by such Company.

3.25  Absence of Certain Relationships.  Except as set forth on Schedule 3.25, to any Company’s Knowledge or Seller’s Knowledge none of (a) the Company, (b) any officer of the Company, (c) Seller or (d) any member of the immediate family of the individuals listed in clauses (b) or (c) of this Section 3.25, has any ownership, financial or employment interest in any subcontractor, supplier, or customer of any Company (other than holdings in publicly held companies of less than two percent of the outstanding capital stock of any such publicly held company), or any other entity having business relationships with any Company.  All personal guarantees of, or pledges of collateral by, Seller with respect to any Company Indebtedness is set forth on Schedule 3.25.

3.26  Certain Documents and Information.  Attached hereto as Schedules 3.26(a), (b), (c), and (d), respectively, are true and complete copies of the Market Access Schedule, Revenue and Contract Pipeline, Current Balance Sheet and List of Agreements and Settlements, each of which is current as of the Closing Date except the Current Balance Sheet which shall be as of June 30, 2008.

3.27  Disclosure. To the Company’s Knowledge and the Seller’s Knowledge, no representations or warranties by any Company or Seller in this Agreement (including the Disclosure Schedule) or in the certificate to be delivered pursuant to Section 7.2.1 at Closing (i) contains or will contain any untrue statement of a material fact, or (ii) omits or will omit to state any fact necessary to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

3.28  Seller Representation.  Seller hereby represents and warrants to Buyer that the following statements in this Section are true and correct as of the date hereof:

(a)       Seller is acquiring the shares of Buyer common stock comprising the Purchase Price (the “Purchase Price Shares”) for his own account and for investment and not with a view to the resale or redistribution of any part thereof.

(b)       Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act and has acquired sufficient information about Buyer to reach an informed decision to acquire the Purchase Price Shares. Seller has, to the extent deemed necessary by Seller, consulted with his own advisors regarding the investment in the Purchase Price Shares.  Seller has such knowledge and experience in financial and business matters that the Seller is capable of evaluating the merits and risk of an investment in the Purchase Price Shares.

(c)       Seller has reviewed the following reports filed by Buyer with the SEC: (i)  Form 10-KSB for the year ended December 31, 2007 filed with the SEC on March 28, 2008; (ii) Form 10-QSB/A (amendment no. 1) for the quarter ended March 31, 2007 filed with the SEC on March 19, 2008; (iii) Form 10-QSB/A (amendment no. 1) for the quarter ended June 30, 2009 filed with the SEC on March 19, 2008; (iv) Form 10-QSB/A (amendment no. 1) for the quarter ended September 30, 2007 filed with the SEC on March 19, 2008; (v) Form 8-K filed with the SEC March 18, 2008; and (vi) Form 10-Q for the quarter ended March 31 2008 filed with the SEC on May 14, 2008.  Seller has had access to, and the opportunity to review, all of the exhibits filed with respect to the foregoing SEC reports via the SEC’s website at www.sec.gov.  Seller has been afforded the opportunity to ask questions of and receive answers from the duly authorized officers of Buyer concerning the terms and conditions of the transactions contemplated hereby, and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information in the foregoing SEC report.

(d)       Seller is not acquiring the Purchase Price Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, any seminar, meeting, or any other form of general solicitation or general advertising.

(e)       Seller understands that the Purchase Price Shares: (i) are being offered and issued in a transaction not involving any public offering, (ii) have not been registered under the Securities Act or any applicable state securities laws, (iii) may not be resold, pledged or otherwise transferred unless registered under the Securities Act and applicable state securities laws (and that the Company has no obligation to so register the Purchase Price Shares) and (iv) will bear a restrictive legend substantially as follows:

          “THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1  Corporate Status of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.  The authorized capital stock of Buyer consists of 200,000,000 shares of common stock, par value $0.001 per share, of which as of July 1, 2008, 45,878,000 shares were issued and outstanding.

4.2  Authority for Agreement.  Buyer has the corporate power and authority to enter into this Agreement, to consummate its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by Buyer’s respective board of directors and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions.  This Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by Buyer have been or, when executed and delivered, will be duly executed and delivered by Buyer as the case may be, and constitute valid and binding obligations of Buyer as the case may be, enforceable against Buyer in accordance with their terms.

4.3  Acquisition of Shares for Investment. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Shares, and Buyer acknowledges that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act except pursuant to an exemption from registration available under the Securities Act of 1933, as amended (the “Securities Act”).

4.4  No Broker’s or Finder’s Fees.  No finder, broker, agent, financial adviser or other intermediary has acted on behalf of Buyer in connection with the negotiation or consummation of this Agreement or the Transactions and no Company nor Seller will have any Liability to any such Persons entitled to any fee, payment, commission or other consideration in connection therewith as a result of any arrangement made by Buyer.

4.5  Buyer SEC Reports.  Each of Buyer’s Form 10-KSB for the fiscal year ended December 31, 2007 and Form 10-Q for the quarter ended March 31, 2008 as filed with U.S. Securities & Exchange Commission (“SEC”) did not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.6  Capacity to Perform.  Buyer has provided evidence to Seller’s reasonable satisfaction of its resources and ability to meet its obligations hereunder to cause the satisfaction of the Company Indebtedness set forth on the Creditor and Payment Schedule and to pay the salary and benefits to Seller as and when due under the Employment Agreement, the form of which is attached hereto as Exhibit A (the “Employment Agreement”), to be entered into between Seller and Buyer at the Closing.

Article 5

INDEMNIFICATION

5.1  Indemnification of Buyer Indemnified Parties. In addition to Buyer’s rights under the Seller Side Letter, from and after the Closing Date Seller shall indemnify, defend and hold harmless Buyer and its respective directors, officers, employees, representatives, successor and assigns (collectively, “Buyer Indemnified Parties”) in respect of, and Buyer Indemnified Parties shall be entitled to payment and reimbursement from Seller of the amount of, all Losses suffered, incurred or paid by any Buyer Indemnified Party, by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by Seller of any covenant, agreement or obligation in this Agreement (whether to be performed before, on or after the Closing Date) or by any Company of any covenant, agreement or obligation in this Agreement to be performed by the Closing Date, or (b) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by any Company or Seller in this Agreement or the certificates delivered pursuant Section 7.2.1.  Notwithstanding anything herein to the contrary, in determining if there is a misrepresentation or inaccuracy in, or a breach of, a representation or warranty in Article 3 or a certificate given pursuant to Section 7.2.1, each representation, warranty or certificate referenced in clause (b) of the immediately preceding sentence shall read as if all Materiality Qualifications and qualifications as to any Company’s Knowledge or Seller’s Knowledge contained in any such representation or warranty in Article 3 or in any certificate delivered pursuant to Section 7.2.1 are ignored.

5.2  Indemnification of Seller Indemnified Parties. Subject to this Article 5 from and after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and his heirs and estate (collectively, “Seller Indemnified Parties”) in respect of, and Seller Indemnified Parties shall be entitled to payment and reimbursement from Buyer of the amount of, all Losses suffered, incurred or paid by any Seller Indemnified Party by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement to be performed before, on or after the Closing, (b) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Article 4 or in the certificate delivered pursuant to Section 7.3.1, and (c) the Braintech Accepted Debt and for any personal guarantees by Seller specifically relating thereto disclosed in Article 3 or a schedule thereto.

5.3  Claims for Indemnification.  Upon a Person entitled to indemnification under Article 5 (an “Indemnified Party”) obtaining reasonably sufficient knowledge of any facts, claim or demand which has given rise to, or would reasonably give rise to, a claim for indemnification hereunder (referred to herein as an “Indemnification Claim”), such Indemnified Party shall promptly thereafter give notice of such facts, claim or demand (“Notice of Claim”) to the Party from whom indemnification is sought under this Article 5 (the “Indemnifying Party”).  So long as the Notice of Claim is given by the Indemnified Party in the claims period specified in Section 5.5, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party’s right to indemnification except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.

5.4  Defense by Indemnifying Party.

     5.4.1  If a claim or demand is asserted by a third Person against an Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall, except as otherwise provided in Section 5.4.2, have the right, but not the obligation, exercisable by notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim.

     5.4.2  The Seller shall not have such right or opportunity to assume and control the defense of any such Third Party Claim, but shall have the right to participate in the defense of such Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Buyer Indemnified Party in respect of the Third Party Claim, if (i) such Third Party Claim relates to, or arises in connection with, any criminal proceeding, civil action, indictment, or investigation by any Governmental Entity other than inquiries or audits in the ordinary course of business, (ii) the Buyer Indemnified Party reasonably believes that an adverse determination with respect to such Third Party Claim would be detrimental to the Buyer Indemnified Party’s reputation or continuing business interests, (iii) such Third Party Claim seeks an injunction or other equitable relief against the Buyer Indemnified Party, (iv) the Seller fails to conduct the defense of such Third Party Claim actively and diligently, or (v) the Buyer Indemnified Party determines that the Seller will not be able to adequately defend against such Third Party Claim.

     5.4.3  If the Buyer Indemnified Party assumes and controls the defense of a Third Party Claim pursuant to Section 5.4.2, the Buyer Indemnified Party shall permit the Seller to participate in the defense of such claim, to have reasonable access to all documents and personnel involved in such claim and to discuss its views and positions with the Buyer Indemnified Party.  The Buyer Indemnified Party agrees, in connection with any such Third Party Claim, to work cooperatively and in good faith with the Seller consistent with the best interest of the Buyer Indemnified Party.

     5.4.4  If the Indemnifying Party is entitled under Section 5.4 to assume the defense of the respective Third Party Claim and gives such notice of intent to defend, the Indemnifying Party shall assume the defense thereof as follows:  (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not include a statement as to admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and the Indemnified Party could not reasonably believe that the settlement would be detrimental to the Indemnified Party’s reputation or continuing business.

     5.4.5  If a Third Party Claim is made and no Indemnifying Party notifies the Indemnified Party within 10 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party shall defend against, or enter into any settlement with respect to the matter.  The Indemnified Party shall not settle such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

   5.5  Claims Period. Except for (i) Share Ownership Claims, (ii) Indemnification Claims in respect of Section 3.12 , (iii) Company Indebtedness Claims, and (iv) Indemnification Claims based on intentional acts, willful misconduct or fraud, any Indemnification Claim in respect of a misrepresentation or inaccuracy in, or breach of, any representation or warranty in Article 3 or Article 4, or in any certificate delivered pursuant to Section 7.2.1 or 7.3.1 must be asserted by notice on or before the first Closing Date Anniversary. Any (i) Share Ownership Claim, (ii) Indemnification Claims in respect of Section 3.12, (iii) Company Indebtedness Claims, (iv) Indemnification Claims based on breach of a covenant, agreement or obligation hereunder, and (v) Indemnification Claims based on intentional acts, willful misconduct or fraud, must be made before the expiration of the applicable statute of limitation for the respective claims.

5.6  Subrogation. Upon making an indemnity payment pursuant to this Article 5, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment is related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

5.7  Exclusive Remedies. If the Closing occurs, the remedies provided for in this Article 5 shall be, except as otherwise provided in Article 6 or in the Seller Side Letter, the sole and exclusive remedies of the Parties and their respective officers, directors, employees, agents, representatives, heirs, estates, successors and assigns for any breach of or inaccuracy in any representation or warranty contained in this Agreement or any certificate delivered at Closing; provided, however, that nothing herein is intended to waive any claims for intentional acts, willful misconduct or fraud or waive any equitable remedies to which a Party may be entitled.

5.8  Calculation of Losses. Without creating any obligation of the Indemnified Parties to pursue the receipt of proceeds referenced in clauses (a) or (b) below or otherwise increasing the obligations of the Indemnified Parties hereunder, the Losses associated with any Indemnified Claim shall be reduced by (a) the amount of the cash value of any insurance proceeds received by the Indemnified Party, net of associated costs and expenses relating to the collection of the same; and (b) any other compensatory payments actually received by the Indemnified Party from any other Persons by way of subrogation, indemnification, guarantee or similar mechanism with respect to the Losses for which indemnification is claimed, net of associated costs and expenses relating to the collection of such payments.

5.9  Treatment of Indemnity Payments Between the Parties.  Unless otherwise required by Applicable Laws, all indemnification payments shall constitute adjustments to the Purchase Price for all Tax purposes, and no Party shall take any position inconsistent with such characterization.

5.10  Indemnity Threshold.   Except for Indemnification Claims in respect of Sections 3.2 or 3.5.3 or based on willful misconduct or fraud, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article 5 in respect of a misrepresentation or inaccuracy in, or breach of, a representation or warranty in Article 3 until the aggregate amount of all Losses suffered, incurred or paid by one or more Buyer Indemnified Parties exceeds $10,000 (the “Indemnity Threshold”) whereupon the Buyer Indemnified Parties shall be entitled to indemnification for all Losses including such Indemnity Threshold.

5.11  Indemnity Ceiling.   Except for Indemnification Claims in respect of Sections 3.2 or 3.5.3 or based on willful misconduct or fraud, the aggregate Liability of Seller under this Article 5 in respect of a misrepresentation or inaccuracy in, or breach of, a representation or warranty in Article 3 shall not exceed $250,000.

5.12  Right to Offset.   Buyer may offset any amount to which Buyer is entitled under this Article 5 against any Contingent Purchase Price Shares otherwise payable hereunder by Buyer to Seller.  Buyer may also proceed against the Contingent Purchase Price Shares in the Escrow Account in accordance with the terms of the Escrow Agreement with respect to any amount to which Buyer is entitled under this Article 5.  For purposes of this Article 5 each such Contingent Purchase Price Share shall have a deemed value equal to the Stated Value.

Article 6

COVENANTS

6.1  Release.  Subject to and effective as of consummation of the Closing, Seller hereby remises, releases and forever discharges each Company and their respective successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against such Company which Seller ever had or may have up until immediately preceding the Closing, including any claims to any commissions or any portion of the revenue or profits of any Company or with respect to any Related Party Indebtedness, except (a) any and all indemnification and other rights, benefits and claims of any Seller under any such Company’s Organizational Documents not in respect of any breach by such Company or Seller of any representations, warranties, covenants, obligations or agreements contained herein, and (b) any rights, benefits and claims of Seller under this Agreement or any documents, instruments or certificates delivered in connection with the consummation of the Transactions.

6.2  Tax Matters.

6.2.1  Tax Returns.  Seller shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax returns for each Company for all periods ending on or prior to the Closing Date.  Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing.  Seller shall, jointly and severally, pay and otherwise have Liability for all Taxes of each Company in respect of all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that includes, but does not end on, the closing Date (“Pre-Closing Tax Period”) in excess of the amounts shown as an accrual or reserve for such Taxes on the face of the Final Closing Balance Sheet.

6.2.2  Straddle Period.  If any taxable period includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of any Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of any Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction in the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.2.3  Cooperation on Tax Matters.

(a)  The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes, or in connection with the preparation or review of any Tax accrual or similar workpapers related to the activities of the Company on or before the Closing Date, including those relevant to compliance with FASB Interpretation No. 48.  Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding or to the preparation or review of such workpapers and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Each Company, Buyer and Seller agrees (i) to retain all books and records with respect to Tax matters (including relevant to the preparation or review of Tax accrual workpapers) pertinent to each Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Seller reasonable notice prior to transferring, destroying or discarding any such books and records and, if Sellers Representative so requests, allow Seller to take possession of such books and records.

(b)  Subject to Applicable Laws, the Parties further agree, upon request, to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

6.2.4  Certain Taxes.  All transfer, documentary, sales, use, stamp, registration Taxes and fees payable in respect of the purchase and sale of the Shares hereunder shall be paid by the Buyer to the extent, if any, required of Buyer by Applicable Laws, and by Seller to the extent, if any, required of Seller by Applicable Laws.

6.2.5  Certain Withholding Taxes.  Notwithstanding anything herein to the contrary, if any Company is required by Applicable Laws to withhold Taxes with respect to any portion of such Company’s income allocable to Seller, in connection with the Taxable period of such Company ending on the day before the Closing Date or otherwise, which amount has not previously been withheld from amounts previously or concurrently distributed to Seller, Seller shall reimburse such Company for such amount, including for any penalties or interest with respect thereto, no later than the date(s) on which any such amount(s) are paid by such Company to the applicable Governmental Entity.

6.2.6  Tax Structure. The parties covenant and agree that Buyer’s acquisition of the Shares is intended to qualify as a reorganization within the meaning of Code Section 368(a)(1)(B); provided, however, the parties further covenant and agree that Buyer shall retain the right to determine, in its sole discretion, whether and the extent to which any tax elections shall be made with respect to the transactions contemplated hereby, and that Seller and the Companies shall cooperate with any such elections and make any necessary elections to give effect to such determination by Buyer; provided further, however, that in the event such other election shall have a material adverse effect upon Seller, then Buyer and Seller shall amend the Employment Agreement to extend the period of time for which Seller is entitled to receive automotive revenues (as defined in the Employment Agreement) thereunder through September 2009.

6.3  Company Indebtedness.  Buyer covenants and agrees with Seller that from and after Closing, Buyer will cause SI to satisfy the Braintech Accepted Debt; provided, however, nothing herein shall prevent Buyer from negotiating or attempting to negotiate the terms of any such Braintech Accepted Debt; provided, further, that Buyer may modify or cause the modification of the repayment terms (including, without limitation, the amount paid, to be paid or not paid in any specific month and the timing of any payments) of any Braintech Accepted Debt for which no written settlement thereof has been entered into between SI and the applicable creditor as of the date hereof;  provided further that Seller’s obligations to satisfy Excess Debt shall not be reduced in any way as a result of the negotiated reduction of any Braintech Accepted Debt or settlement of Braintech Accepted Debt for less than the amount shown on the Creditor and Payment Schedule.

6.4  Automotive Market.  Consistent with the Seller’s obligations upon becoming an employee of Buyer as of the Closing, the parties agree that from the Closing Date through March, 2009, the Companies and Seller may conduct business in the automotive market involving the sales of products other than those presently owned and marketed by Buyer; provided, however, in no event shall the Companies or Seller engage in any activity or business that would violate or cause the violation of the restrictions applicable to Buyer with respect to sales, licenses and other business conducted in the automotive market pursuant to and as more fully set forth in that certain Exclusive Global Channel Partner Agreement between Buyer and ABB Inc.

6.5  Certain Business Planning.  The parties agree to cooperate to cause SII to have a market presence in Houghton, Michigan by July 2009 with Historically Underutilized Business Zone, or HubZone, planning and the registration of Buyer for preferred government status to commence as soon as commercially practicable after Closing.  The parties agree that the board of directors of SII will consist of no more than five (5) directors at least for so long as Seller remains a member of Buyer’s board of directors, one of whom shall be the Chief Executive Officer of Buyer and that Seller will be President of SII as of Closing. The parties agree that at least for so long as Seller remains a member of Buyer’s board of directors, Seller shall designate four (4) of the directors on the SII board of directors.  The parties agree to consider whether, for a lease rate of approximately $2,500 per month, the Brighton, Michigan office of SI/SII would support the sale of robot demonstrations.

6.6  Right of First Refusal to Purchase the SI IP.  Seller  shall have a right of first refusal until the third Closing Date Anniversary to purchase for cash all of the SI intellectual property described on Schedule 6.6 (the “SI IP”) at fair market value (“FMV”) upon the Insolvency of Buyer.  FMV of the SI IP shall equal the amount of a bona fide offer, acceptable to Buyer, to purchase the SI IP by a third party unrelated to Buyer, or if no such proposed purchase exists, the fair market value of the SI IP determined as of the date of such Buyer Insolvency as determined by an appraiser acceptable to Buyer and Seller, whose appraisal fees and expenses shall be borne equally by Buyer and Seller. Buyer shall notify Seller within fifteen (15) days of Insolvency.  Seller shall, at his discretion, notify Buyer of his intention to exercise his purchase right under this Section 6.6 in writing.  The consummation of any such purchase by Seller shall be as mutually agreed by Buyer and Seller.

6.7  Certain Hires. Following the Closing, Buyer will consider the hiring of a business development employee, administrative assistant to Seller and director of government and international programs of SII recommended by Seller, subject to final approval by Buyer’s Chief Executive Officer.

6.8  Assignment of Siemens Contract.  SII shall assign that certain Purchase Order, dated 02/26/2008, by and between SII and Siemens Energy & Automation and all related purchase orders (collectively, the “Siemens Contract”), and all of SII’s right, title and interest therein to SI on or prior to Closing.

6.9  No Uncashed Checks.  The Companies and Seller shall ensure that no checks issued by either Company are uncashed as of Closing.

6.10  Capital Contributions to SI.  All indebtedness and other obligations for borrowed money of SI to Seller prior to Closing shall be converted into capital contributions by Seller to SI.

6.11  Appointment to Buyer’s Board of Directors.  Buyer shall cause Seller to become a director on the Buyer’s board of directors effective as of the Closing and shall, to the extent not precluded by its current charter, bylaws or corporate governance policies, cause Seller to remain on the Buyer’s board of directors for so long as Seller is employed by Buyer pursuant to the terms of the Employment Agreement.

6.12  Required Registration.

6.12.1  Registration.  Buyer shall prepare and file with the SEC a registration statement covering the resale of any and all of the shares of Buyer common stock received by Seller as Purchase Price that cannot be sold pursuant to Rule 144 under the Securities Act, which offering shall be made on a continuous basis pursuant to Rule 415 under the Securities Act. The registration statement shall be on Form SB-2 (or other applicable form at the discretion of Buyer).  Buyer shall use its best efforts to cause the registration statement to be declared effective under the Securities Act prior to the date that is six (6) months after the Closing Date and shall use its commercially reasonable efforts to keep the registration statement continuously effective under the Securities Act until the date when all the shares of Buyer common stock owned by Seller and covered by the registration statement (a) have been sold pursuant to the registration statement or an exemption from the registration requirements of the Securities Act or (b) may be sold without any volume or other restrictions pursuant to Rule 144(b)(1).  In connection with such registration statement, Seller shall provide such information and shall execute and deliver to Buyer such documents, including, but not limited to, a selling shareholder questionnaire in customary form and substance reasonably satisfactory to Buyer, as Buyer may reasonably request in order to effect, or maintain the continuous effectiveness of, such registration pursuant to this paragraph and in accordance with applicable securities laws.

6.12.2  Material Development Condition.  With respect to any registration statement filed or to be filed pursuant to this Section 6.12, if Buyer determines that, in its good faith judgment, it would (because of the existence of, or in reasonable anticipation of, any acquisition or corporate reorganization or other transaction, financing activity, stock repurchase or other material development involving Buyer or any subsidiary, or the unavailability for reasons beyond Buyer’s control of any required financial statements or other material information, or any other event or condition material to Buyer or any subsidiary) be materially disadvantageous to Buyer to proceed with such registration statement or that Buyer is required by applicable law, rules or regulations not to proceed with the registration statement (a “Material Development Condition”), then Buyer shall, notwithstanding any other provisions of this Section 6.12, be entitled, upon the giving of a written notice that a Material Development Condition has occurred from an officer of Buyer to Seller (i) to cause sales of Buyer common stock by Seller pursuant to such registration statement to cease, (ii) to cause such registration statement to be withdrawn and the effectiveness of such registration statement suspended, or (iii) in the event no such registration statement has yet been filed or declared effective, to delay filing or effectiveness of any such registration statement until, in the good faith judgment of Buyer, such Material Development Condition shall be disclosed or no longer exists (notice of which Buyer shall promptly deliver to Seller).  Notwithstanding the foregoing provisions of this Section 6.12, in the event a registration statement is filed and subsequently withdrawn by reason of any existing or anticipated Material Development Condition as provided above, Buyer shall use commercially reasonable efforts to cause a new registration statement covering the Buyer common stock owned by Seller and for which the above registration rights apply to be filed with the SEC as soon as reasonably practicable after such Material Development Condition ceases to exist.  Notwithstanding the foregoing, Buyer’s pursuit of a registered, underwritten public offering of its securities shall be deemed to be a Material Development Condition for which the above delay may last up to 180 days; provided, Seller is permitted to include his shares of Buyer common stock that would otherwise be registered as set forth above in the registration statement relating to such underwritten public offering to the extent the underwriter does not object thereto based on its ability to market and sell the same.

6.12.3  Trading Restrictions.  Nothing in this Section 6.12 shall limit or otherwise affect Seller’s obligations to abide by Buyer’s insider trading policy from time to time in effect, if any, the Lock-Up Agreement, and applicable federal securities laws in respect of trading while in possession of material, nonpublic information concerning Buyer.

6.13  Escrow Agreement.  The parties covenant and agree that as soon as practicable after Closing, and in no event later than ninety (90) days thereafter, Buyer and Seller shall identify and engage a mutually acceptable bank or other financial institution that has no prior or existing relationship with any of the parties to serve as the escrow agent under the Escrow Agreement (the “Escrow Agent”).  Buyer and Seller further agree to enter into the Escrow Agreement in the form attached hereto with such changes as are reasonably requested by the Escrow Agent.

6.14  Excess Debt.  Seller covenants and agrees that from and after Closing, he shall fully and finally satisfy in a timely manner, without any Liability to Buyer or the Companies, any and all Excess Debt.  Seller shall be permitted to negotiate the terms of repayment of any particular Excess Debt with the creditor to whom such debt is payable, provided he receives the prior written consent of Buyer’s Chief Executive Officer to do so.  Any such negotiation by Seller with such a creditor shall not limit Seller’s obligations pursuant to the first sentence of this Section 6.14.  Seller covenants and agrees that he shall not negotiate, attempt to negotiate, settle or attempt to settle any Braintech Accepted Debt, or discuss or attempt to discuss the same with any creditor thereof, in each case without the prior written consent of Buyer’s Chief Executive Officer.

Article 7

CONDITIONS PRECEDENT

7.1  Conditions Precedent to the Obligations of Each Party.  The obligations of the Parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the Party for whose benefit such condition is imposed:

7.1.1  No Illegality.  There shall not have been any action taken, and no Applicable Laws shall have been enacted, by any Governmental Entity since the date hereof that would prohibit or materially restrict the consummation of the Transactions.

7.1.2  Third Party Consents.  All filings with and notifications to, and all approvals and authorizations of, third parties, including Governmental Entities, required for the consummation of the Transactions shall have been made or obtained and all such approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.

7.1.3  No Injunction.  No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transactions shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, materially restrict, invalidate or set aside consummation of the Transactions.

7.2  Conditions Precedent to Buyer’s Obligation to Consummate the Closing.  Buyer’s obligations to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Buyer prior to Closing:

7.2.1  Representations and Warranties.  The representations and warranties of each Company and Seller contained in this Agreement shall be true and correct, disregarding any Materiality Qualifications, in all material respects on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and each Company and Seller shall have delivered to Buyer a certificate to that effect, dated the Closing Date and signed on behalf of each Company by such Company’s President and signed by Seller.

7.2.2  Agreements and Covenants.  Each Company and Seller shall have performed in all material respects all of its agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date; and each Company and Seller shall have delivered to Buyer a certificate to that effect, dated as of the Closing Date and signed on behalf of each Company by such Company’s President and signed by Seller.

7.2.3  Closing Documents.  Each Company and Seller shall have delivered to Buyer the Company Closing certificate described hereafter in this Section 7.2.3 and such Closing documents as the Buyer shall reasonably request other than additional legal opinions. The Company Closing certificate, dated as of the Closing Date, duly executed by each Company’s secretary, shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on each Company’s behalf in connection herewith; (b) the resolutions adopted by each Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (c) each Company’s Organizational Documents.

7.2.4  Consents.  All Consents listed on Schedule 7.2.4 shall have been obtained by each Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any Person granting one or more of such Consents.

7.2.5  Acceptance of Employment.  Seller shall have entered into the three (3) year Employment Agreement dated as of the date hereof with Buyer.

7.2.6  Acceptance of Lock-Up Agreement. Seller shall have accepted as of the Closing Date the “lock-up” of any common stock received by Seller as part of the Purchase Price pursuant to a lock-up agreement dated as of the date hereof with Buyer in substantially in the form of Exhibit B (“Lock-Up Agreement”).

7.2.7  Company Material Adverse Effect.  Since the date hereof, no Company shall have suffered a Company Material Adverse Effect.

7.2.8  Delivery of Shares.  Seller shall have delivered to Buyer the one or more stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, all sufficient to convey, transfer and assign to Buyer sole and exclusive record and beneficial right, title and interest in and to such Shares, free and clear of all Encumbrances.

7.2.9  Pre-LOI and LOI Deposit; Loan.

               (a)  Seller and SI shall provide Buyer reasonably acceptable evidence of the uses of the Pre-LOI Deposit and the LOI Deposit which shall be in accordance with such uses and proposed uses set forth in Schedule 7.2.9(a).

               (b)  The Companies shall execute a promissory note payable to Buyer in the form attached hereto as Exhibit C with respect to the Pre-LOI Deposit and LOI Deposit.

7.2.10  Indebtedness. Neither Company shall have indebtedness except as expressly set forth on the Creditor and Payment Schedule.

7.2.11  Delivery of Certain Agreements.  Each of the documents attached as Schedules 3.26(a), (b), (c) and (d), respectively, is not materially adversely different from Exhibits C, D, E and F copies provided in connection with the Letter of Intent.

7.2.12    Removal of Restrictions Relating to 8(a) BDC.  SI and Seller shall have rescinded the restrictions on transfers of SI Common Shares set forth in that certain Acknowledgment of Action by Sole Director and Shareholder on Behalf of SHAFI, Inc., dated September 20, 2006, and provided Buyer evidence thereof satisfactory to Buyer.

7.2.13  Board Composition.  Buyer shall be satisfied with evidence of corporate actions taken to cause the composition of the boards of directors of the Companies to be as set forth on Schedule 7.2.14 effective upon Closing.

7.2.14  Assignment of Siemens Contract.  The Companies and Seller shall have delivered to Buyer evidence acceptable to Buyer of the assignment of the Siemen’s Contract to SI in accordance with Section 6.8.

7.2.15  No Outstanding Checks.  There shall be no checks issued by SI or SII on or prior to the Closing Date that have not been cashed.

7.2.16  Capital Contributions to SI.  The Companies and Seller shall have delivered to Buyer evidence satisfactory to Buyer that all indebtedness and other obligations for borrowed money of SI to Seller has been converted into capital contributions by Seller to SI.

7.2.17  Seller Side Letter.  Seller shall have executed and delivered the Seller Side Letter in the form attached hereto as Exhibit D (the “Seller Side Letter”).

7.3  Conditions to Obligations of each Company and Seller to Consummate the Closing.  The obligations of each Company and the Seller to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Seller prior to Closing:

7.3.1  Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date and Buyer shall have delivered to the Company a certificate to that effect, dated the date of the Closing and signed on behalf of Buyer by its Chief Executive Officer.

7.3.2  Agreements and Covenants.  Buyer shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing Date; and Buyer shall have delivered to the Company a certificate to that effect, dated as of the Closing Date and signed on behalf of Buyer by Buyer’s Chief Executive Officer.

7.3.3  Closing Documents.  Buyer shall have delivered to the Company closing certificates of Buyer and such other closing documents as the Seller shall reasonably request (other than opinions of counsel). The Closing certificates of Buyer, dated as of the Closing Date, duly executed by the secretary of Buyer shall certify as to (a) the signing authority, incumbency and specimen signature of the signatories of this Agreement and other documents signed on behalf of Buyer in connection herewith; (b) the resolutions adopted by Buyer’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; (c) Buyer’s articles of incorporation and by-laws; and (d) compliance by Buyer with the Securities Act and the rules and regulations promulgated thereunder with respect to the issuance of Buyer’s common stock as Purchase Price consideration.

7.3.4  Board of Directors.  Seller shall have been appointed to the Buyer’s board of directors effective upon the Closing in accordance with Section 6.11.

7.3.5  Employment Agreements.  Execution and delivery by Buyer of a counterpart of the Employment Agreement with Seller.

Article 8

SURVIVAL OF REPRESENTATIONS AND COVENANTS

8.1  Each Company’s and Seller’ Representations and Covenants.  All representations and warranties made by each Company and Seller in this Agreement, or any certificate or other writing delivered by each Company, Seller or any of their Affiliates pursuant hereto or in connection herewith, shall survive the Closing and any investigation at any time made by or on behalf of Buyer and shall terminate on the first Closing Date Anniversary, except that (a) Buyer Indemnified Party claims pending on such date shall continue until resolved and (b) the representations and warranties in Sections 3.2, 3.5.3 and 3.12, which shall survive until the expiration of the applicable statute of limitation for the respective Indemnification Claims, except that Buyer Indemnified Party claims pending on such date in respect of any of such Sections shall continue until resolved.  The covenants and other agreements made by each Company or Seller in this Agreement or any certificate or other writing delivered by any Company or any of its Affiliates pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of Buyer until the expiration of the applicable statute of limitations.

8.2  Buyer’s Representations and Covenants.  All representations and warranties made by Buyer in this Agreement or any certificate or other writing delivered by Buyer or any of its respective Affiliates pursuant hereto or in connection herewith shall survive the Closing until the first Closing Date Anniversary, except that any Company or Seller claims pending on such date shall continue until resolved.  The covenants and other agreements made by Buyer in this Agreement or any certificate or other writing delivered by the Buyer pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of each Company or Seller until the expiration of the applicable statute of limitations.

8.3  Effect of Investigation.  The right to indemnification or other remedies based on any representation, warranty, covenant or obligation of Seller, SI or SII contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition to the obligation of Buyer to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedies based on such representation, warranty, covenant or obligation.

Article 9

OTHER PROVISIONS

9.1  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if sent by facsimile, delivered by hand, sent by a reputable nationwide courier service, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and shall be deemed given on the date on which the facsimile is machine verified as received, so hand-delivered or on the third business day following the date on which so mailed or sent:

To Buyer:

Braintech, Inc.
#102 - 930 West 1st Street
North Vancouver, B.C. Canada
V7P 3N4
Attention: Rick Weidinger, President
Phone: 604-988-6440
Fax: 604-988-7309

with copy to (which shall not constitute notice):

Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1200
McLean, VA 22102
Attention: Jeffrey R. Houle
Phone: 703-749-1336
Fax: 703-714-8336

To Seller:

Adil Shafi
7517 Radcliffe
Brighton, Michigan 48114
Phone: 734-516-6761

9.2  Entire Agreement.  Unless otherwise herein specifically provided, this Agreement, including the preamble, recitals, Schedules and Exhibits, and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the Letter of Intent. Each Party acknowledges that, in entering this Agreement and consummating the Closing, such Party is not relying on any representation, warranty, covenant, obligation or agreement not expressly stated in this Agreement or in the certificates of or agreements among the Parties contemplated by or referred to herein.

9.3  Assignability.  This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except as otherwise expressly provided herein.  Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated without the consent of all Parties, except that Buyer may assign its rights to indemnification hereunder to one or more of its lenders.

9.4  Validity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

9.5  Specific Performance.  The Parties acknowledge that damages alone may not adequately compensate a Party for violation by another Party of this Agreement.  Accordingly, in addition to all other remedies that may be available hereunder or under Applicable Laws, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other Party hereunder, including the right to enforce specifically the terms and conditions of this Agreement by obtaining injunctive relief in respect of any violation or non-performance hereof.

9.6  Governing Law.  This Agreement shall take effect and shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the State of Michigan.

9.7  Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

9.8  Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice of demand as provided in this Agreement or the documents referred to in this Agreement.

[THE SIGNATURE PAGE FOLLOWS THIS PAGE.]

38

IN WITNESS WHEREOF, the Parties have duly executed this Share Purchase Agreement under seal as of the date first above written.

Braintech, Inc.

By
Name:	Frederick W. Weidinger
Title:	Chairman and Chief Executive Officer

SHAFI, Inc.

By
Name:	Adil Shafi
Title:	President

SHAFI Innovation, Inc.

By
Name:	Adil Shafi
Title:	President

Adil Shafi

[Signature Page to Share Purchase Agreement]

ANNEX I

CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS

1.1       Construction of this Agreement and Certain Terms and Phrases

                           (a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (iv) the terms “Article,” “Annex,” “Section,” “Schedule” and “Exhibit” without any reference to a specified document refer to the specified Article, Annex, Section, Schedule and Exhibit, respectively, of this Agreement.

                           (b)  The words “including,” “include” and “includes” are not exclusive and shall be deemed to be followed by the words “without limitation”; if exclusion is intended, the word “comprising” is used instead.

                           (c)  The word “or” shall be construed to mean “and/or” unless the context clearly prohibits that construction.

                           (d)  Whatever this agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                           (e)  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

                           (f)  Any reference to any federal, state, local, provincial or foreign statute or law, including any one or more sections thereof, shall be deemed also to refer to, unless the context requires otherwise, all rules and regulations promulgated thereunder, including Treasury Regulations.

                           (g)  Any representation or warranty contained herein as to the enforceability of a contract, including this Agreement, shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (h)  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions hereof.

                           (i)  The disclosures in the Schedules referenced in Article 3 shall relate only to the representations and warranties in the particular Section of Article 3 to which they expressly relate and not to any other representation or warranty contained in Article 3.

1.2.      Cross References.  The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
Accounts Receivable	Section 3.9
Agreement	Preamble
Automotive Business Contracts	Section 3.20.1
Balance Sheets	Section 3.5.1
Balance Sheet Date	Section 3.5.1
Buyer	Preamble
Buyer Indemnified Parties	Section 5.1
Closing	Section 2.1
Closing Conditions	Section 2.3
Closing Date	Section 2.3
Common Shares	Section 3.2.1
Company(ies)	Preamble
Company Insurance Contracts	Section 3.22
Company Proprietary Rights	Section 3.21.1
Company Plans Contingent Purchase Price Shares	Section 3.13.1 Section 2.2(a)
Defined Benefit Plans	Section 3.13.1
Disclosure Schedule	Article 3 Preamble
Employee List	Section 3.14.2
Employment Agreement	Section 4.6
Escrow Agent	Section 6.13
Financial Statements FMV	Section 3.5.1 Section 6.6
IRS	Section 3.13.3
Indemnification Claim	Section 5.3
Indemnified Party	Section 5.3
Indemnifying Party Indemnity Threshold	Section 5.3 Section 5.10
Liability(ies) Lock-Up Agreement	Section 3.7 Section 7.2.6
Material Company Contract Material Development Condition	Section 3.20.1 Section 6.12.2
Notice of Claim	Section 5.3
Organizational Documents	Section 3.4.2
Party(ies)	Preamble
Permits	Section 3.10
Pre-Closing Tax Period	Section 6.2.1
Purchase Price Purchase Price Shares S Corporation	Section 2.2 Section 3.28 Section 3.12.13
Securities Act	Section 4.3
Seller	Preamble

Seller Indemnified Parties Seller Side Letter	Section 5.2 Section 7.2.18
Shares	Recital R.2
SI	Preamble
SII	Preamble
SI Common Shares	Schedule 3.2.1
SII Common Shares	Schedule 3.2.1
SI IP	Section 6.6
SI Shares	Recital R.1
SII Shares	Recital R.1
SII 80% Shares	Recital R.2
Siemens Contract	Section 6.8
Straddle Period	Section 6.2.2
Third Party Claim	Section 5.4.1
Transactions U.S.	Recital R.3 Section 3.2.1

1.3.        Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings ascribed to them:

(a)  Affiliate:  with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

(b)  Affiliated Group:  as defined in Code Section 1504(a).

(c)  Applicable Laws:  with respect to any Person, any law, statute, treaty, rule, regulation, ordinance, permit, license, judgment, order, writ, injunction, decree, directive, determination or other requirement of any Governmental Entity or arbitrator, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(d)  Braintech Accepted Debt: any Company Indebtedness expressly set forth on the Creditor and Payment Schedule in the column thereon titled “Braintech Accepted Debt (Remaining Balance)” in the amount set forth in such column. Braintech Accepted Debt shall not exceed $900,000 in the aggregate.

(e)  Business Day:  a day (other than a Saturday or Sunday) on which commercial banking institutions in Herndon, Virginia are open for the transaction of substantially all of their banking business.

(f)  Closing Date Anniversary:  the referenced anniversary of the Closing Date.

(g)  COBRA:  the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.

(h)  Code:  the U.S. Internal Revenue Code of 1986, as amended.

(i)  Commercial Software:  packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer that have been licensed to a Company and that are used in a Company’s business but are in no way a component of or incorporated in or specifically required to develop any of a Company’s products and related trademarks and technology.

(j)  Company Indebtedness: any and all indebtedness, Tax liabilities due and owing, and other obligations (whether fixed, accrued, contingent or otherwise) of any Company as of the date hereof.

(k)  Company Indebtedness Claims:  any and all claims of one or more Buyer Indemnified Parties under Article 5 in respect of representations and warranties in Section 3.5.3  or in any certificate given hereunder in respect of Section 3.5.3.

(l)  Company Leases: each lease, sublease, license or other agreement under which a Company uses, occupies or has the right to occupy any real property or interest therein that (i) provides for future minimum payments of $5,000 or more (ignoring any right of cancellation or termination) or (ii) the cancellation or termination of which would have a Company Material Adverse Effect.

(m)  Company Material Adverse Effect: any materially adverse change in or effect on the financial condition, business, operations, assets, properties, or results of operations of a Company, individually or taken as a whole.

(n)  Company’s Knowledge: the means the knowledge, after due inquiry, of Seller, any one or more of the members of the boards of directors of a Company, or any one or more of the following officers of a Company: President.

(o)  Consent:  any consent, approval, ratification, waiver or other authorization, including Governmental Authorization.

(p)  Contract:  any contract, agreement, obligation, promise, commitment, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding.

(q)  Creditor and Payment Schedule:  the Creditor and Payment Schedule attached hereto as Exhibit E which sets forth the Company Indebtedness and any repayment terms agreed to by the creditors identified thereon.

(r)  Current Balance Sheet:  balance sheet of SI as of June 30, 2008 prepared in accordance with GAAP on an accrual basis.

(s)  Encumbrance: any mortgage, pledge, proxy, lien, charge, security interest, assignment as security, conditional sale or other title retention agreement, third party rights or other encumbrance, but excluding any registration requirements under applicable federal or state securities laws.

(t)  Environmental Claim: any actual notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by the party to whom that notice is directed or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(u)  Environmental Laws: any and all federal, state or local statutes, regulations and ordinances relating to the protection of public health, safety or the environment in existence and effective on the Closing Date, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(v)  ERISA: the Employee Retirement Income Security Act of 1974, as amended.

(w)  ERISA Affiliate:  with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Code Section 414(b), (c) and (m)).

(x)  Escrow Account: the escrow account established pursuant to the Escrow Agreement into which the Contingent Purchase Price Shares shall be deposited.

(y)  Escrow Agreement: the Escrow Agreement by and among Buyer, Seller and Escrow Agent in the form of Exhibit F hereto to be modified and executed in accordance with Section 6.13.

(z)  Excess Debt: any and all of the following: (i) Company Indebtedness existing as of immediately prior to the Closing that is not expressly set forth on the Creditor and Payment Schedule or is in excess of the Company Indebtedness identified thereon, and (ii) Seller Obligation Debt.

(aa)  GAAP: generally accepted accounting principles used in the U.S. of America.

(bb)  Governmental Authorization:  any consent, approval, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Applicable Laws.

(cc)  Governmental Entity:  any nation or government, or supranational body, any state or political subdivision thereof (including the U.S. or any other country or other federal, or any state, local or municipal or other), any court and any administrative agency or other regulatory body, instrumentality, authority or other entity or official thereof exercising executive, legislative, judicial, regulatory or administrative functions thereof.

(dd)  Insolvency: as to Buyer, (i) Buyer shall have voluntarily instituted any proceeding (A) seeking a declaration that Buyer is insolvent under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, or any other similar law, or (B) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for Buyer or for all or any substantial part of such Buyer’s property; or (ii) a proceeding shall have been instituted by a third party in respect of Buyer: (A) seeking a declaration that Buyer is insolvent under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, or any other similar law now or hereafter in effect, and such proceeding shall remain undismissed and unstayed for a period of 90 consecutive days, or (B) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for Buyer or for all or any substantial part of such Buyer’s property, and such proceeding shall remain undismissed and unstayed for a period of 90 consecutive days; or (iii) Buyer makes a general assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due. The debts and liabilities of SI and SII, and any of the foregoing events relating to such debts or liabilities or to SI or SII, shall not be taken into account for purposes of determining whether Insolvency of Buyer has occurred.

(ee)  Letter of Intent:  that certain Letter of Intent, dated June 19, 2008, between Buyer and Seller.

(ff)  List of Agreements and Settlements:  a list of all agreements and settlements relating to the indebtedness and other obligations of each Company as set forth on the Creditor and Payment Schedule attached hereto as Exhibit E.

(gg)  Losses:  the amount of any actual damages, liabilities, obligations, deficiencies, losses (including any actual diminution in value), expenditures, costs or expenses (including reasonable attorneys’ fees and disbursements).  For purposes of determining the amount of any Loss, the amount of any Loss shall include the related reasonable attorneys’ fees and disbursement incurred to investigate and enforce the respective Party’s indemnification rights hereunder.  The failure of any Buyer Indemnified Party to seek available insurance coverage or insurance proceeds for any Losses otherwise reimbursable under Section 5.1 shall not adversely affect such Buyer Indemnified Party’s right to indemnification in respect thereof under Section 5.1.  If, however, the Buyer Indemnified Party receives insurance proceeds in respect of any such Losses, the amount of such insurance proceeds less any associated costs, including attorney fees, incurred in obtaining such proceeds, shall be excluded in determining the amount of Losses subject to an Indemnification Claim.

(hh)  Market Access Schedule:  a list of market contacts, relationships, integrator program development, web training and market knowledge of Seller, that may or may not be titled Market Access & Acceleration.

(ii)  Material or Materials of Environmental Concern:  petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.

(jj)  Materiality Qualifications:  Collectively, the exceptions and qualifications to the representations and warranties in Article 3 that are based upon such exceptions and qualifications not being “material” or being “in all material respects,” or not having or would or could not reasonably be expected to result in a Company Material Adverse Effect.

(kk)  Permitted Encumbrances:  means (i)  immaterial liens that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, and (ii) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

(ll)  Person:  an individual, a corporation, an association, a partnership, limited liability company, joint stock company, an estate, a trust or any other entity, including Governmental Entity, or organization.

(mm)  Related Party Indebtedness:  any and all (whether contingent or otherwise) (i) indebtedness of either Company to Seller, (ii) obligations of either Company for amounts borrowed directly or indirectly by such Company from Seller, (iii) any obligations to repay or otherwise return any capital contribution by Seller to either Company, and (iv) any salary, bonus or other compensation, or expense reimbursement, due from either Company to Seller, in each of (i), (ii), (iii) and (iv) as of the date hereof.

(nn)  Release:  shall have the meaning assigned to that term in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(oo)  Revenue and Contract Pipeline:  revenue and contract pipeline of each Company through December 2010.

(pp)  Share Ownership Claims:  any and all claims of one or more Buyer Indemnified Parties under Article 5 in respect of representations and warranties in Section 3.2  or in any certificate given hereunder in respect of Section 3.2.

(qq)  Seller Obligation Debt: any Company Indebtedness that is expressly set forth on the Creditor and Payment Schedule but is not Braintech Accepted Debt.

(rr)  Seller’s Knowledge:  the knowledge, after due inquiry, of Seller.

(ss)  Stated Value: the volume weighted average closing sales price of Buyer’s common stock on the OTC Bulletin Board for the 10-consecutive trading day period immediately preceding the Closing Date.

(tt)  Subsidiary:  any corporation, partnership, limited liability company, association, joint stock company or other business entity 50% or more of the outstanding voting securities of which is owned or controlled, directly or indirectly, by the referenced Person, or by one or more Subsidiaries of the referenced Person, or by referenced Person and one or more Subsidiaries of the referenced Person.  For purposes of the definition, “voting securities” means securities ordinarily having voting power for the election of directors or of other individuals having similar functions, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, or other ownership interests ordinarily constituting a majority voting interest.

(uu)  Taxes:  all taxes, levies and other assessments, including all income, gross receipts, license, franchise, sales, use, goods and services, value added, capital, capital stock, capital gains, net worth, transfer, registration, profits, withholding, payroll, employment, employer health, social security (or similar), excise, severance, stamp, occupation, premium, windfall profits, environmental, (including under Code Section 52A), customs, duties, alternative or add-on, minimum, estimated, real property and personal property taxes, and any other taxes, assessments or similar charges in the nature of a tax, including unemployment insurance payments and workers compensation premiums, together with any installments with respect thereto, and any interest, fines and penalties, imposed by any Governmental Entity (including federal, state, municipal and foreign Governmental Entities), and whether disputed or not.

(vv)  Treasury Regulations:  a regulation promulgated by the U.S. Department of Treasury under one or more provisions of the Code.

Schedule 2.2(a)

Contingent Purchase Price Shares

MILESTONES

Each Milestone is comprised of Revenue and Non – Revenue Related Commitments. The achievement of each Revenue Related Commitment is contingent on the following five conditions (Revenue Related Conditions). A breach of any one of these Revenue Related Conditions and the failure to cure the same within 60 days thereafter shall void the requirement by Seller to achieve his Revenue Related Commitment. These Revenue Related Conditions will remain only as long as the Revenue Related Commitments for the below Milestones are in effect, unless modified through written mutual agreement between Buyer’s Chief Executive Officer (“CEO”) and Seller.  Notwithstanding anything in this Schedule 2.2(a) to the contrary, if Seller’s employment with Buyer is terminated by Buyer for “Good Cause” (as such term is defined in the Employment Agreement) or by Seller without “Good Reason” (as such term is defined in the Employment Agreement), Seller shall no longer have the right to earn any Contingent Purchase Price Shares for any Milestone period below ending thereafter.

Revenue Related Condition 1: Direct Hiring : Hiring by Buyer of Elsie White and Donna Burr on or about September 1, 2008. Each employee shall agree to employment offer and conditions thereof.  Donna will work out of the to-be-selected Detroit area office unless there exists a hardship agreed to by CEO.  Elsie White will travel when necessary but will track and monitor and assist with Government Sales from her home in Houghton, Michigan.

Revenue Related Condition 2: Regular Operational Execution Authority to Seller : Seller shall have direct operational authority for technical and sales functions (exception: the Chief Technology Officer and Chief Sales Officer of Buyer (“CTO” and “CSO”) shall report to CEO but have dotted line responsibility to Seller but Seller will have operational authority over each function).  Seller shall have full authority to execute daily operational authority of business for the technology and sales of the Buyer. Strategic directions of Buyer in both respects shall be with agreement of CEO. Seller will have authority to exercise disciplinary warnings and take necessary actions in order to direct technical and sales functions of the Buyer. Seller shall notify and obtain prior consent of CEO of such warnings and actions.

Revenue Related Condition 3: Employee Incentive for Revenue Related Goals  : Seller to develop and prepare Bonus Securities Compensation Plan to motivate and incent Buyer employees to achieve revenue commitments. Such Bonus Plan shall be subject to approval of CEO and the Compensation Committee of the Board of Directors of Buyer. Compensation Plan will be part of Sales Plan due by September 30, 2008.

Revenue Related Condition 4: Organizational Hierarchy and Decisions: Seller as Chief Operating Officer of Buyer and President of SHAFI, Inc., and SHAFI Innovation, Inc. shall report directly to CEO for the duration of his three year Employment Agreement. Seller to confer weekly or more frequently with CEO or upon CEO request.  Seller shall be given daily operational authority regarding revenue and sales. Strategic sales decisions as well as marketing and financial sales (ROI) decisions shall be subject to consultation with and the consent of the CEO.

Revenue Related Condition 5: Market Oriented Communications : CEO (or his designee) responsible for all Public Relations and Investor Relations of Buyer.

Milestone 1:    250,000 Contingent Purchase Price Shares shall be earned as of the end of the Quarter ending September 30, 2008, provided the following goals and commitments are achieved during such quarter:

Revenue Related Goals : None.

Non – Revenue Related Commitment :

  Successful receipt of Customer, Partner and Vision Provider Support for Partnership in terms of Press Release to be issued on or around August 29, 2008.
  Consignment receipt of and communications with three industrial robot manufacturers by August 29, 2008: Motoman, Staubli, Kuka
  Consignment receipt and communication with top three Vision Provider Packages by August 29, 2008: Siemens, Cognex, PPT.
  The Seller will develop and produce a sales plan acceptable to CEO including the interview and hire of acceptable sales and technical employees, including third party independent contractors, sales quotas, vertical market and geographical focus. Plan will also include an acceptable employee incentive plan based specifically on revenue related goals specified in sales plan. This sales plan to be presented for approval to the CEO on or before September 30, 2008. Seller shall hire employees as required in approved sales plan and allowed by Buyer’s cash flow to meet revenue commitment goals. Sales plan will require a minimum of 5 new hires.
  Selection and opening of approved sales office location in Detroit area according to Market Access Schedule.

Milestone 2:    250,000 Contingent Purchase Price Shares shall be earned as of the end of the Quarter ending December 31, 2008, provided the following goals and commitments are achieved during such quarter:

Revenue Related Commitment : $450,000 in non–automotive roll – up revenues from all products except ABB.

Non – Revenue Related Commitment :

  Plant Visits and development of at least 10 sales proposals to Non Automotive End Users by October 1, 2008, and 25 (units) by December 31, 2008.
  Introduction to at least 10 System Integration partners by October 1, 2008 and development of at least 25 (units) sales proposals through System Integration Partners by December 31, 2008.
  Certification of at least 6 System Integrators (such that they can independently order, install and service our products) by December 31, 2008.
  Complete Market Access Schedule.

Milestone 3:    250,000 Contingent Purchase Price Shares shall be earned as of the end of the  Quarter ending March 31, 2009, provided the following goals and commitments are achieved during such quarter:

Revenue Related Commitment : $900,000 in non–automotive roll – up revenues from all products.

Non – Revenue Related Commitment :

  Concept, develop and launch, in cooperation with Vice President of Sales of Buyer, a formal Systems Integrator Program (called “Brainpower 1”) replete with paths for certification, exclusivity and continued loyalty through mutually incentivized initiatives. Brainpower 1 to include classroom, hands on and web based training (both sales and technical), partner seminars, web based and linked promotion, Buyer brand promotion, periodic sales reviews for Buyer exclusive integrators and annual sales commitments.
  Signup 15 Systems Integrators to Brainpower 1 program by March 31, 2009.
  Assist Vice President of Sales of Buyer to evaluate inquiries, provide quotations and help create organizational infrastructure (with Buyer team and resources) to manage the Brainpower 1 program for these 15 Systems Integrators by March 31, 2009.

Milestone 4:    250,000 Contingent Purchase Price Shares shall be earned as of the end of the  Quarter ending June 30, 2009, provided the following goals and commitments are achieved during such quarter:

Revenue Related Commitment : $1,500,000 in roll – up revenues from all products.

 Non – Revenue Related Commitment :

  Concept, develop and launch, in cooperation with Vice President of Sales of Buyer, a formal Training and Continued Certification Program (called “Brainpower 2”) for Third Party, non–competitive Support Companies, Consultants, Writers in the trade press, for Buyer’s product line.
  Signup 15 Third Party, non–competitive Support Companies, Consultants or Writers to Brainpower 2 program by June 30, 2009.
  Assist Buyer engineering and marketing teams to interact on projects with these 15 Companies, Consultants or Writers by June 30, 2009.